Exhibit (n)(3)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Business Development Corporation of America:

Under date of March 9, 2016, we reported on the consolidated statements of assets and liabilities, including the consolidated schedules of investments, of Business Development Corporation of America (and subsidiaries) (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in net assets, and cash flows for the years then ended, which are included in the Registration Statement on Form N-2 (the Registration Statement). In connection with our audits of the aforementioned consolidated financial statements, we also audited the summaries of the senior securities as of December 31, 2015 and 2014, included in the related consolidated financial statement schedule in the Registration Statement, under the caption “Senior Securities”. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such summaries of the senior securities as of December 31, 2015 and 2014, included in the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/KPMG LLP

New York, New York
April 5, 2016